EX-99.d.4

Delaware Management Company

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

February 24, 2022

Voyageur Mutual Funds III

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

Re: Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware Select Growth Fund (the “Fund”), a series of Voyageur Mutual Funds III, the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Fund’s total annual operating expenses (excluding any Excluded Expenses) exceed 0.90% for the period from February 25, 2022 through February 28, 2023. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board of Trustees and the Manager.

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of

Macquarie Investment Management Business Trust

By:    /s/ Richard Salus

Name:     Richard Salus

Title:       Senior Vice President

Your signature below acknowledges acceptance of this Agreement:

Voyageur Mutual Funds III

By:    /s/ Shawn K. Lytle

Name:     Shawn K. Lytle

Title:       President & Chief Executive Officer

Date:      February 24, 2022